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                                                                   EXHIBIT 23.02


                          INDEPENDENT AUDITORS' CONSENT


The Plan Committee
Syncor International Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-102369) on Form S-8 of Cardinal Health, Inc., of our report dated July 11, 2002 with respect to the statement of net assets available for benefits of the Syncor International Corporation Employees' Savings and Stock Ownership Plan as of December 31, 2001, the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2002 annual report on Form 11-K of the Syncor International Corporation Employees' Savings and Stock Ownership Plan.


                                        /s/ KPMG LLP


Los Angeles, California
June 30, 2003